Exhibit 10.1

SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (“Separation Agreement”) is entered into by and between Charles A. Rowland, Jr. (“Executive” or “you”) and Endo Pharmaceuticals Holdings Inc. (the “Company”), and confirms the agreement that has been reached with you in connection with your resignation from the Company.

1. Termination of Employment. You agree that your resignation shall be effective as of September 2, 2008 (the “Separation Date”) and as of such date you shall cease to be employed by the Company in any capacity and you shall resign from all executive positions you then hold with the Company and its subsidiaries. Your resignation as a member of the Board of Directors of any of the Company’s subsidiaries shall be effective as of the Separation Date. The Company hereby waives the 30 days’ prior notice requirement in accordance with Section 6.1 of your Amended and Restated Employment Agreement dated as of December 19, 2007 (the “Employment Agreement”). You further agree to execute any additional documents necessary to effectuate the foregoing.

2. Separation Pay and Benefits. In consideration of your execution of this Separation Agreement and your compliance with its terms and conditions, the Company agrees to pay or provide you (subject to the terms and conditions set forth in this Separation Agreement) with the benefits described in this paragraph 2 and to adhere to the nondisparagement restrictions set forth in paragraph 4(b) below. The benefits below shall be in full satisfaction of the Company’s obligations under the terms of the Employment Agreement and all applicable cash or equity incentive compensation plans and agreements except as otherwise preserved by specific reference herein.

a. The Company shall pay you an aggregate of $1,404,000 (the “Separation Amount”), which represents two times the sum of (i) your current annual base salary ($468,000) and (ii) your target incentive compensation for the fiscal year in which the Separation Date occurs (50% of salary). The Separation Amount shall be paid within 30 days following the Effective Date (as defined below). There shall be deducted from the payment of the Separation Amount all applicable federal, state and local withholding taxes and other appropriate deductions.

b. The Company shall provide you with continued coverage under the Company’s group medical insurance at the cost in effect at the Separation Date for a period of twenty-four (24) months following the Separation Date; provided that, to the extent you become eligible for medical insurance from a subsequent employer, the Company’s medical insurance shall become secondary to such subsequent employer’s medical insurance. The health plan continuation coverage period provided for under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) shall commence at the end of such 24-month period. In addition, the Company shall provide you with continued life insurance benefits for a period of twenty-four (24) months following the Separation Date.

c. The parties acknowledge and agree that you are party to Stock Option Agreements (the “Option Agreements”) under which you have been granted stock options to purchase shares of common stock of the Company (the “Options”) pursuant to the terms of the Endo Pharmaceuticals Holdings Inc. 2004 Stock Incentive Plan or the Endo Pharmaceuticals Holdings Inc. 2007 Stock Incentive Plan, as applicable (the “Stock Incentive Plans”), as follows:

Grant Date	Vested Options as of 9/2/08	Unvested Options	Total Options	Exercise Price	Remaining vesting dates (out of 4)
2/21/08	0	48,866	48,866	$25.19	2/21/09, 2/21/10, 2/21/11 & 2/21/12
1/25/08	0	75,000	75,000	$24.87	1/25/09, 1/25/10, 1/25/11 & 1/25/12
12/6/06	29,088	87,263	116,351	$28.27	12/6/08, 12/6/09 & 12/6/10

The parties also acknowledge and agree that you are party to a Restricted Stock Unit Award Agreement (the “RSU Agreement”) under which you have been granted 6,699 restricted stock units representing 6,699 shares of common stock of the Company (the “RSUs”) pursuant to the terms of the Endo Pharmaceuticals Holdings Inc. 2007 Stock Incentive Plan. These RSUs vest 50% on February 21, 2010 and February 21, 2012.

(i)	The Company acknowledges that the 75,000 unvested Options originally granted to you on January 25, 2008 become fully vested and exercisable as of the Separation Date in accordance with the terms of the applicable grant agreement.

(ii)	The Company agrees that one-half of the unvested Options originally granted to you on December 6, 2006 (or the 43,632 of the 87,263 listed above) shall become fully vested and exercisable as of the Separation Date.

(iii)	The Company agrees that, in accordance with, and subject to, the terms and conditions of the Option Agreements, you shall be entitled to exercise all vested Options held by you as of the Separation Date (including those that become vested in accordance with paragraphs 2(c)(i) and 2(c)(ii) above) until the first anniversary of the Separation Date.

(iv)	All other unvested Options and RSUs shall lapse on the Separation Date in accordance with their terms.

d. The Company shall pay you, within 30 days following the Effective Date, an additional $20,000 for office transition services. The Company shall promptly pay in 2008, upon presentation of invoices, your legal counsel’s reasonable fees in connection with this Agreement, provided that the cost of such legal fees shall not exceed $10,000.

e. The Company shall provide you with continued use of your current Company automobile until the end of its current lease or the one-year anniversary of the Separation Date, whichever is later. In accordance with Section 4.2 of the Employment Agreement, the Company will reimburse you for all operating expenses relating thereto upon the Executive’s submission of appropriate documentation as set forth in the Employment Agreement. The Company will determine the actual value, if any, of your non-business use of such automobile and will furnish you with a W-2 Wage and Tax Statement, grossed up for taxes, to be included in your income tax returns, in accordance with prevailing Internal Revenue Service regulations. All reimbursements and gross-ups under this paragraph shall be made as soon as practicable, and in no event later than the calendar year following the year in which the expenses are incurred or taxes are remitted.

f. The Company agrees that it will not seek reimbursement of any amounts paid to you relating to relocation pursuant to the offer letter dated October 19, 2006. Any sums received as reimbursement for such relocation expenses in calendar 2008 shall be grossed up for taxes, to be included in your income tax returns, in accordance with prevailing Internal Revenue Service regulations with payments relating to any gross-up under this paragraph made on or before December 31, 2008.

g. Notwithstanding the foregoing, in the event that the Effective Date does not occur by October 3, 2008, the Company’s obligation to make the payments and to provide the benefits set forth in paragraphs 2(c)(ii), 2(d), 2(e) and 2(f) above shall cease. Additionally, the Company’s obligation to make the payments and to provide the benefits set forth in paragraphs 2(c)(ii), 2(d), 2(e) and 2(f) above shall cease as of the date of any material breach of your obligations under the covenants set forth in paragraphs 4, 5 and 6 hereof, provided such breach is not cured within 30 days of the date the Company delivers you written notice notifying of such breach.

3. Accrued Benefits. Whether or not you execute this Separation Agreement, you will be paid for any accrued but unused vacation days, and for unreimbursed business expenses (in accordance with usual Company policies and practices, and in no event later than the calendar year following the year in which the expenses are incurred), to the extent not theretofore paid. In addition, following the Separation Date, you will be entitled to receive vested amounts payable to you under the Company’s 401(k) plan and other retirement and deferred compensation plans in accordance with the terms of such plans and applicable law. Except as specifically set forth herein, your participation in all Company plans shall remain subject to the terms and conditions of such plans as in effect from time to time and you agree that such terms and conditions are binding on you and the Company.

4. Nondisparagement.

a. You agree that you will not, with intent to damage, disparage or encourage or induce others to disparage any of the Company, its subsidiaries and affiliates, together with all of their respective past and present directors and officers, as well as their respective past and present managers, officers, shareholders, partners, employees, agents, attorneys, servants and customers and each of their predecessors, successors and assigns (collectively, the “Company Entities and Persons”); provided that such limitation shall extend to past and present managers, officers, shareholders, partners, employees, agents, attorneys, servants and customers only in their capacities as such or in respect of their relationship with the Company and its affiliates.

b. The Company agrees that neither the Company nor any director or officer, with intent to damage you, will disparage you or encourage or induce others to disparage you.

c. For the purposes of this Separation Agreement, the term “disparage” includes, without limitation, comments or statements adversely affecting in any manner (i) the conduct of the business of the Company Entities and Persons or yours or (ii) the business reputation of the Company Entities and Persons or yours. Nothing in this Separation Agreement is intended to or shall prevent either party from providing, or limiting testimony in response to a valid subpoena, court order, regulatory request or other judicial, administrative or legal process or otherwise as required by law.

5. Cooperation in Any Investigations and Litigation.

a. The parties agree that they will reasonably cooperate with each other, and their respective counsel, in connection with any investigation, inquiry, administrative proceeding or litigation relating to any matter in which you were involved or of which you have knowledge as a result of your service with the Company by providing truthful information, provided that in your case, such cooperation does not unreasonably interfere with your then current professional and personal commitments. The Company agrees to promptly reimburse you for reasonable expenses reasonably incurred by you, in connection with your cooperation pursuant to this paragraph. Such expenses shall include reasonable legal fees of separate counsel in the event of an actual or potential conflict of interest, provided that (i) such selection of counsel shall be subject to the prior approval of the Company, which approval shall not be unreasonably withheld, and (ii) the scope of such representation shall be subject to the prior approval of the Company which approval shall not be unreasonably withheld and (iii) such reimbursement of legal fees shall not exceed $15,000 in any one year. Notwithstanding anything contained herein to the contrary, this provision shall not limit any of your existing rights you may have to indemnification under Section 2.4 of the Employment Agreement, under the Company By-Laws as of the date hereof or under the applicable directors’ and officers’ liability insurance as further set forth in Paragraph 7 below.

b. You agree that, in the event you are subpoenaed or otherwise required by any person or entity (including, but not limited to, any government agency) to give testimony or produce documents (in a deposition, court proceeding or otherwise) which in any way relates to your employment by the Company, you will, to the extent not legally prohibited from doing so, give prompt notice of such request to the Chief Legal Officer of the Company so that the Company may contest the right of the requesting person or entity to such disclosure before making such disclosure. Nothing in this provision shall require you to violate your obligation to comply with valid legal process.

6. Confidentiality; Non-Competition and Non-Interference. You acknowledge and agree that you continue to be bound by the confidentiality covenant set forth in Article VII of the Employment Agreement, and the Company shall continue to be entitled to the benefits of Section 9.1 of the Employment Agreement, and such provisions shall survive the termination of the Employment Agreement. The parties agree that the non-competition covenants contained in Article VIII of the Employment Agreement are of no further force and effect.

7. Indemnification. You shall be indemnified to the extent permitted by applicable laws, if you are made a party, or are threatened to be made a party, to any action, suit or proceeding, whether civil, criminal, administrative or investigative, in connection with acts or omissions occurring during your tenure with the Company, as provided under Section 2.4 of the Employment Agreement, and such provision shall survive the termination of the Employment Agreement and your employment, such indemnification shall include the advancement of legal fees in accordance with the terms and conditions set forth in the Charter and the By-Laws of the Company. The level of directors and officers insurance coverage shall not be less than that maintained time to time for active directors and officers.

8. Waiver.

a. You agree that, in consideration of the benefits to be provided to you under this Separation Agreement, you hereby waive, release and forever discharge any and all claims and rights which you ever had, now have or may have against the Company and any of its subsidiaries or affiliated companies, and their respective successors and assigns, current and former officers, agents, board of directors members, representatives and employees, various benefits committees, and their respective successors and assigns, heirs, executors and personal and legal representatives, based on any act, event or omission occurring before you execute this Separation Agreement arising out of, during or relating to your employment or services with the Company or the termination of such employment or services, except as provided below. This waiver and release includes, but is not limited to, any claims which could be asserted now or in the future, under: common law, including, but not limited to, breach of express or implied duties, wrongful termination, defamation, or violation of public policy; any policies, practices, or procedures of the Company; any federal or state statutes or regulations including, but not limited to, Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. §2000e et seq., the Civil Rights Act of 1866 and 1871, the Americans With Disabilities Act, 42 U.S.C. §12101 et seq., the Employee Retirement Income Security Act (“ERISA”), 29 U.S.C. §1001 et seq. (excluding those rights relating exclusively to employee pension benefits as governed by ERISA), the Family and Medical Leave Act, §2601 et. seq., any comparable state laws, any contract of employment, express or implied; any provision of the United States or of a state; any provision of any other law, common or statutory, of the

United States, or any applicable state. Notwithstanding the foregoing, nothing contained in this paragraph 8(a) shall (i) impair any rights or potential claims that you may have under the federal Age Discrimination in Employment Act of 1967 (the “ADEA”) subject to paragraph 8(c); (ii) be construed to prohibit Executive from bringing appropriate proceedings to enforce this Separation Agreement; (iii) effect any rights of indemnification, or to be held harmless, or any coverage under directors and officers liability insurance or rights or claims of contribution that you have; (iv) any vested benefits under any Company 401(k), retirement or other deferred compensation plan; or (v) any rights as an option holder or shareholder of the Company.

b. By signing this Separation Agreement, you represent that you have not and will not in the future commence any action or proceeding arising out of the matters released hereby, and that you will not seek or be entitled to any award of legal or equitable relief in any such action or proceeding that may be commenced on your behalf. The Company has advised you to consult with an attorney of your choosing prior to signing this Separation Agreement. You represent that you understand and agree that you have the right and have been given the opportunity to review this Separation Agreement and the ADEA Release (as defined below), with an attorney. You further represent that you understand and agree that the Company is under no obligation to offer this Separation Agreement, and that you are under no obligation to consent to the waiver.

c. In accordance with the ADEA release contained in Exhibit A hereto (the “ADEA Release”), you shall have twenty-one (21) days from the date of this Agreement to consider the ADEA Release and once you have signed the ADEA Release, you shall have seven (7) additional days from the date of execution to revoke your consent to the ADEA Release. Any such revocation shall be made in writing so as to be received by the Company prior to the eighth (8th) day following your execution of the ADEA Release. If no such revocation occurs, the ADEA Release shall become effective on the eighth (8th) day following your execution of the ADEA Release (the “Effective Date”). In the event that you fail to sign the ADEA Release within 21 days or revoke your ADEA Release thereafter as provided above, this Separation Agreement shall remain in full force and effect but the Company shall have no obligation to provide the benefits in paragraphs 2(c)(ii), 2(d), 2(e) and 2(f) above.

9. Enforcement. If any provision of this Separation Agreement is held by a court of competent jurisdiction to be illegal, void or unenforceable, such provision shall have no effect; however, the remaining provisions shall be enforced to the maximum extent possible. Further, if a court should determine that any portion of this Separation Agreement is overbroad or unreasonable, such provision shall be given effect to the maximum extent possible by narrowing or enforcing in part that aspect of the provision found overbroad or unreasonable. Additionally, the parties agree that in the event of any breach of the terms of paragraphs 4, 5 and 6 the other party may seek injunctive and other equitable relief. In addition, you agree that your willful and knowing failure to return Company Property that relates to the maintenance of security of the Company Entities and Persons or the maintenance of Proprietary Information shall entitle the Company to such injunctive and other equitable relief.

10. No Admission. This Separation Agreement is not intended, and shall not be construed, as an admission that either you or the Company Entities and Persons have violated any federal, state or local law (statutory or decisional), ordinance or regulation, breached any contract or committed any wrong whatsoever.

11. Successor. This Separation Agreement is binding upon, and shall inure to the benefit of, the parties and their respective heirs, executors, administrators, successors and assigns.

12. Choice of Law. This Separation Agreement shall be construed and enforced in accordance with the laws of the State of Delaware without regard to the principles of conflicts of law.

13. Entire Agreement. You acknowledge that this Separation Agreement constitutes the complete understanding between the Company and you, and, supersedes any and all agreements, understandings, and discussions, whether written or oral, between you and any of the Company Entities and Persons, including your Employment Agreement, which shall terminate on the Separation Date, except for the provisions of Section 2.4, Section 6.5(g), Section 6.5(h), Section 6.5(i), Article VII and Section 9.1 of the Employment Agreement which shall survive such termination. No other promises or agreements shall be binding on the Company unless in writing and signed by both the Company and you after the date of this Separation Agreement.

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14. Effective Date. You may accept this Separation Agreement by signing it and returning it to Caroline B. Manogue, Chief Legal Officer, Endo Pharmaceuticals Holdings Inc., 100 Endo Boulevard, Chadds Ford, PA 19317. The effective date of this Separation Agreement shall be the date it is signed by both parties, provided that the provisions of paragraphs 2(c)(ii), 2(d), 2(e) and 2(f) above shall not become effective until the Effective Date, as defined in paragraph 8(c). In the event you do not accept this Separation Agreement as set forth above, this Separation Agreement, including but not limited to the obligation of the Company to provide the payments and other benefits set forth in paragraphs 2(c)(ii), 2(d), 2(e) and 2(f) above, shall be deemed automatically null and void.

Signature:	/S/ CHARLES A. ROWLAND, JR.	Date: September 5, 2008
CHARLES A. ROWLAND, JR.

ENDO PHARMACEUTICALS HOLDINGS INC.

Signature:	/s/ DAVID HOLVECK	Date: September 8, 2008
By:	DAVID HOLVECK
Title:	President & Chief Executive Officer

EXHIBIT A

WAIVER OF RIGHTS UNDER THE

AGE DISCRIMINATION AND EMPLOYMENT ACT

1. Charles A. Rowland, Jr. (“Executive” or “you”) knowingly and voluntarily, on behalf of yourself and your agents, attorneys, successors, assigns, heirs and executors, releases and forever discharges Endo Pharmaceuticals Holdings Inc. (the “Company”) and all of their subsidiaries and affiliates, together with all of their respective past and present directors, managers, officers, shareholders, partners, employees, agents, attorneys and servants, representatives, administrators and fiduciaries (except that in the case of agents, representatives, administrators, attorneys and fiduciaries, only to the extent in any way related to her employment with, or the business affairs of the Companies) and each of their predecessors, successors and assigns (collectively, the “Releasees”) from any and all claims, charges, complaints, promises, agreements, controversies, liens, demands, causes of action, obligations, suits, disputes, judgments, debts, bonds, bills, covenants, contracts, variances, trespasses, executions, damages and liabilities of any nature whatsoever relating in any way to your rights under the Age Discrimination in Employment Act of 1967, as amended (the “ADEA”), whether known or unknown, suspected or unsuspected, which against you or your executors, administrators, successors or assigns ever had, now have, or may hereafter claim to have against the Releasees in law or equity, by reason of any matter, cause or thing whatsoever arising on or before the date this Separation Agreement is executed by you, and whether or not previously asserted before any state or federal court or before any state or federal agency or governmental entity (the “ADEA Release”). This ADEA Release includes, without limitation, any rights or claims relating in any way to your employment relationship with the Company or any of the Releasees, or the termination thereof, arising under the ADEA, including compensatory damages, punitive damages, attorney’s fees, costs, expenses, and any other type of damage or relief. You represents that you have not commenced or joined in any claim, charge, action or proceeding whatsoever against the Company or any of the Releasees arising out of or relating any of the matters set forth in this ADEA Release. You further agree that you shall not be entitled to any personal recovery in any claim, charge, action or proceeding whatsoever against the Company or any of the Releasees for any of the matters set forth in this ADEA Release.

2. The Company has advised you to consult with an attorney of your choosing prior to signing this ADEA Release. You represent that you understand and agree that you have the right and have been given the opportunity to review this ADEA Release with an attorney. You further represent that you understand and agree that the Company is under no obligation to offer you this ADEA Release, and that you are under no obligation to consent to the ADEA Release, and that you have entered into this ADEA Release freely and voluntarily.

3. You shall have twenty-one (21) days to consider this ADEA Release, and once you have signed this ADEA Release, you shall have seven (7) additional days from the date of execution to revoke your consent to this ADEA Release. Any such revocation shall be made in writing so as to be received by the Company prior to the eighth (8th) day following your execution of this ADEA Release. If no such revocation occurs, this ADEA Release shall become effective on the eighth (8th) day following your execution of this ADEA Release (the “Effective Date”). In the event that you revoke your consent, this ADEA Release shall be null and void

IN WITNESS WHEREOF, the Executive has executed this ADEA Release as of the date set forth below.

/S/ CHARLES A. ROWLAND, JR.
CHARLES A. ROWLAND, JR.
September 5, 2008
Date

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